UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 5, 2009

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

This Current Report on Form 8-K is being filed by KEMET Corporation (“KEMET” and the “Company”) to retrospectively adjust portions of the Company’s Annual Report on Form 10-K for the year ended March 31, 2009 (the 2009 Form 10-K) reflecting changes to the Company’s accounting for convertible debt as described below.

On May 9, 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”). FSP No. APB 14-1 requires issuers of convertible debt that may be settled wholly or partly in cash when converted to account for the debt and equity components separately in a manner that reflects the issuer’s nonconvertible debt borrowing rate. FSP No. APB 14-1 is effective for fiscal years beginning after December 15, 2008.  Early adoption was not permitted and retrospective application to all periods presented was required. The Company adopted FSP No. APB 14-1 as of April 1, 2009.

In November 2006, the Company issued $175 million aggregate principal amount of 2.25% Convertible Senior Notes (the “Notes”).  Under FSP APB 14-1, the Company separated the Notes into a liability component and an equity component. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability (including any embedded features other than the conversion option) that does not have an associated equity component. The carrying amount of the equity component representing the embedded conversion option was determined by deducting the fair value of the liability component from the initial proceeds ascribed to the Notes as a whole. The excess of the principal amount of the liability component over its carrying amount is amortized to the line item “Interest and amortization of debt discount and expense” over the expected life of the liability using the effective interest method. The equity component is not remeasured as long as it continues to meet the conditions for equity classification.  The adoption of FSP No. APB 14-1 increased the net loss in fiscal year 2009 and 2008 by $8.3 million and $7.6 million, respectively and decreased the net income in fiscal year 2007 by $2.7 million.

Accordingly, the Company has revised the presentation of its convertible debt and related interest expense to reflect this change and has retrospectively adjusted all comparative prior period information on this basis. The Company is filing this Current Report on Form 8-K to reflect the impact of the adoption of this standard on previously issued financial statements. This will permit the Company to incorporate these financial statements by reference in future SEC filings. The impact of the adoption of this standard is reflected and is set forth in the following sections of the Company’s 2009 Form 10-K, which as revised are included as Exhibit 99.1 to this Current Report on Form 8-K:

•           Part II, Item 6. Selected Financial Data,

•           Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and

•           Part IV, Item 15. Exhibits and Financial Statement Schedules.

Neither this Report nor the exhibits attached to this Report reflect any events or developments occurring after June 30, 2009. Except as described above, the Company has not modified or updated any disclosures in the 2009 Form 10-K that may have been affected by subsequent events or developments. Accordingly, this Report should be read in conjunction with the 2009 Form 10-K and the Company’s filings made with the SEC subsequent to the filing of the 2009 Form 10-K, including any amendments to those filings.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

23.1	Report of Independent Registered Public Accounting Firm.

99.1

Updated Selected Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Financial Statement Schedules for the years ended March 31, 2009, 2008 and 2007.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 5, 2009	KEMET Corporation

/s/ WILLIAM M. LOWE, JR.

William M. Lowe, Jr.

Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)